Exhibit 4.82

EXECUTION

BILL OF SALE AND TERMINATION AGREEMENT

This BILL OF SALE AND TERMINATION AGREEMENT (the “Agreement”) is hereby made and entered into as of September 15, 2008, between XM Satellite Radio Inc., a Delaware corporation (“XM”); XM Satellite Radio Holdings Inc., a Delaware corporation (“Holdings”); Satellite Leasing (702-4), LLC, a Delaware limited liability company (the “Owner Participant”); Wells Fargo Bank Northwest, National Association, a national banking association, not in its individual capacity, but solely in its capacity as Owner Trustee (the “Owner Trustee”) under the Trust Agreement; Satellite Leasing Trust (702-4), LLT (the “Trust”); and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely in its capacity as Indenture Trustee (the “Indenture Trustee”) for and on behalf of parties who are Noteholders. XM Equipment Leasing LLC, a Delaware limited liability company (“XM Leasing”); XM Radio Inc., a Delaware corporation (“XM License”), XM 1500 Eckington LLC, a Delaware limited liability company (“XM 1500 Eckington”), and XM Investment LLC, a Delaware limited liability company (“XM Investment”), are signing this Agreement solely for the purposes of Section 3 hereof as applied to those XM-4 Transaction Agreements to which they are parties.

RECITALS

WHEREAS, XM, Holdings, the Owner Participant, the Owner Trustee, the Indenture Trustee and Noteholders are parties to the Participation Agreement dated February 13, 2007 (the “Participation Agreement”), and in connection with the transactions provided for in the Participation Agreement, XM, Holdings, the Owner Participant and the Owner Trustee, among other parties, entered into the other agreements set forth on Annex 1 attached hereto (the “XM-4 Transaction Agreements”);

WHEREAS, pursuant to Section 11.07 of the Participation Agreement, XM made an offer to purchase for cash the Buyer’s Transponders upon the terms and subject to the conditions set forth in an offer made as of August 7, 2008 (the “Offer”), and the Owner Trustee accepted the Offer on behalf of the Owner Participant and the Indenture Trustee, who acted at the direction of the Majority Interest of Noteholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are closing the purchase of Buyer’s Transponders by XM and XM is paying the purchase price to the Owner Trustee, and the parties wish to effect the conveyance of Buyer’s Transponders to XM, the termination of the XM-4 Transaction Agreements that can be terminated by the parties hereto and, in the case of the XM-4 Transaction Agreements that cannot be terminated by the sole action of the parties hereto, the release of all rights of the parties hereto under such agreements that would have terminated in connection with a termination of such Agreements; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A to the Participation Agreement (and the rules as to construction contained in such Appendix A shall also be applicable herein).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase of Buyer’s Transponders; Bill of Sale.

(a) Owner Trustee hereby acknowledges receipt from XM of an aggregate amount of $316,598,419.13, representing the purchase price for Buyer’s Transponders (the “Purchase Price”), which XM represents has been determined in accordance with the Participation Agreement. XM also represents that, following such payment, no amounts related to XM’s purchase on the date hereof of Buyer’s Transponders are outstanding under the Participation Agreement or under any of the other XM-4 Transaction Agreements and no other payments from XM to the Owner Participant or the Owner Trustee are due in connection with XM’s purchase on the date hereof of Buyer’s Transponders pursuant to the terms thereof.

(b) The Owner Trustee and the Trust (collectively, the “Sellers”) do hereby grant, bargain, sell, assign, transfer and set over unto XM all right, title and interest of Sellers in and to Buyer’s Transponders.

(c) Sellers hereby warrant to XM, that immediately prior to the delivery of this Agreement, Sellers were the owners of whatever legal and beneficial title to Buyer’s Transponders Holdings granted and conveyed to the Sellers on the Closing Date, that Sellers had the good and lawful right to sell the same and that good and marketable title to the same is hereby vested in XM free and clear of Lessor Liens and Owner Participant Liens, as provided in Section 11.07(g) of the Participation Agreement.

(d) XM represents, warrants and agrees that it is purchasing Buyer’s Transponders as is and where is, without warranty of any kind (except as expressly provided in Section 1(c)). NEITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, MERCHANTABILITY, DESIGN, QUALITY, DURABILITY, OPERATION OR FITNESS FOR USE OR PURPOSE OF THE SATELLITE, ANY OF BUYER’S TRANSPONDERS OR ANY PART THEREOF, OR (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1(C)) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SATELLITE, ANY OF BUYER’S TRANSPONDERS OR ANY PART THEREOF OR OTHERWISE. In addition, the Sellers make no representation regarding any loss or damage to Buyer’s Transponders prior to the date hereof.

2. Additional Transfer and Release Matters.

(a) Indenture Trustee hereby acknowledges receipt from the Owner Trustee of an aggregate amount of $239,798,222.64 for the redemption of the outstanding Notes. Indenture Trustee hereby confirms that such amount is being applied to redemption of the outstanding Notes in accordance with Section 2.5(a)(v) of the Indenture.

(b) The Indenture Trustee hereby further acknowledges, agrees and confirms that the Lien of the Indenture and any other security interests assigned to the Indenture Estate pursuant to the transactions contemplated by the Participation Agreement and associated documents have been released and/or are hereby released, and that any other property or rights subject to the Indenture have been released and/or are hereby released. The Indenture Trustee will execute and deliver to XM, each Guarantor and/or Owner Trustee any instruments and documents that any of them may reasonably request to evidence such release of liens and security interests, and hereby authorizes XM, each Guarantor and Owner Trustee, or any of them, to file UCC financing statement terminations with respect to all financing statements filed in connection with the Indenture. The Indenture Trustee hereby certifies that, to its knowledge, without independent investigation or verification, no further action needs to be taken, other than the filing of such UCC financing statement terminations, to effect the release of the Lien of the Indenture. Indenture Trustee hereby reassigns, or acknowledges that it has reassigned, its estate, right, title and interest in and to the Lease, Guarantee Agreement, Bill of Sale, Consent and Agreement, Purchase Agreement, Service Agreement and Telesat Agreement to the Owner Trustee, as provided for in Section 9.3 of the Indenture.

(c) Owner Participant hereby acknowledges receipt from the Owner Trustee of an aggregate amount of $76,800,196.49 as remittance of the Equity Repurchase Amount, the Base Rent due and the accrued and unpaid Supplemental Rent due to the Owner Participant.

(d) The Owner Trustee hereby acknowledges, agrees and confirms that all liens and security interests in favor of the Owner Trustee created pursuant to the XM Transaction Agreements have been released and/or are hereby released. The Owner Trustee will execute and deliver to XM and each Guarantor any instruments and documents that XM may reasonably request to evidence such release of liens and security interests, and hereby authorizes XM and each Guarantor to file UCC financing statement terminations with respect to all financing statements filed in connection with the XM-4 Transaction Agreements that name the Owner Trustee as secured party. The Owner Trustee hereby certifies that no further action needs to be taken, other than the filing of such UCC financing statement terminations, to effect the release of any such lien. In addition, the Owner Trustee authorizes XM and each Guarantor to file any required termination documents for filings made by the Owner Trustee with the United States Patent and Trademark Office or the United States Copyright Office.

(e) The Owner Participant hereby acknowledges, agrees and confirms that all liens and security interests in favor of the Owner Participant created pursuant to the XM-4 Transaction Agreements have been released and/or are hereby released. The Owner Participant will execute and deliver to XM any instruments and documents that XM may reasonably request to evidence such release of liens and security interests, including (i) Certificates of Termination, in the form reasonably requested by XM, releasing the liens evidenced by the Deeds of Trust, Security Agreements and Fixture Filings and Assignment of Leases and Rents with respect to real property located at 1500 Eckington Place, N.E, Washington, D.C. and 60 Florida Ave., N.E., Washington, D.C. and (ii) letters to Wells Fargo Bank, National Association (“Wells Fargo Bank”), in the form reasonably requested by XM, terminating the restricted account agreements with respect to Account Nos. 4121486377 and 4121486393. The Owner Participant hereby authorizes XM to file UCC financing statement terminations with respect to all financing statements filed in connection with the XM-4 Transaction Agreements that name the Owner

Participant as secured party. The Owner Participant certifies that no further action needs to be taken, other than the documents referred to in this paragraph, to effect the release of any such lien.

3. Termination of XM-4 Transaction Agreements and/or Rights Thereunder.

(a) The parties hereto hereby terminate all XM-4 Transaction Agreements that are described on Annex 1 under the caption “Agreements that can be terminated by the parties hereto.” To the extent a party hereto is not a party to each of such agreement, such party is only acting hereby with respect to those agreements to which it is a party or with respect to which its consent is required for termination. Notwithstanding anything to the contrary in this Agreement or in any release, termination, discharge or other document executed in connection herewith, indemnification and confidentiality obligations contained in the XM-4 Transaction Agreements and those provisions and rights that survive termination in accordance with their terms shall continue and survive termination. The parties acknowledge and agree that (i) the payment described in Section 2(a) constitutes payment in full of the principal of, interest and all other amounts payable with respect to the Notes, (ii) all amounts owed to the Indenture Trustee under the Indenture, under the Notes and under the Participation Agreement have been paid, all as required by the termination provisions of Section 10 of the Indenture, and (iii) upon Indenture Trustee’s receipt of the payment described in Section 2(a), the Indenture terminates automatically, in accordance with its terms, pursuant to Section 10 of the Indenture.

(b) The parties hereto hereby consent to the termination of (and hereby terminate, in the event that the parties hereto, acting directly or as attorney in fact, constitute or have the right to act on behalf of all of the parties to such agreements), and release all of the respective rights held by them (or, in the case of the Indenture Trustee, by the Appointing Noteholders (as defined below)) under, the Participation Agreement and the other agreements set forth on Annex 1 attached hereto that are described under the caption “Agreements that may not be able to be terminated by the sole action of the parties hereto.” To the extent a party hereto is not a party to each of such agreements, such party is only acting hereby with respect to those agreements to which it is a party or with respect to which its consent is required for termination. Notwithstanding anything to the contrary in this Agreement or in any release, termination, discharge or other document executed in connection herewith, indemnification and confidentiality obligations contained in the XM-4 Transaction Agreements and those provisions and rights that survive termination in accordance with their terms shall continue and survive termination.

(c) The termination of the XM-4 Transaction Agreements in this Section 3 shall not constitute a waiver of any right to indemnification under, or breach of any provision of, the XM-4 Transaction Agreements that may have occurred on or prior to the date hereof.

4. Further Assurances. The Owner Trustee will execute and deliver to XM, at XM’s expense, any additional instruments, documents and opinions that XM may reasonably request to evidence the valid consummation of the transfer of the Owner Participant’s, the Owner Trustee’s or the Trust’s right, title or interest in or to the Buyer’s Transponders to XM, pursuant to Section 11.07 of the Participation Agreement. If at any time after the date hereof, any further action is legally necessary or reasonably desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action, at XM’s expense, including the execution and delivery of such further instruments and documents, as any other party hereto reasonably may request.

5. Flow of Funds. All payments being made hereunder are being made as set forth in the flow of funds memorandum dated as the date hereof. For the avoidance of doubt, to the extent that XM deposits the funds referred to in Section 2(a) directly with the Indenture Trustee, instead of paying the funds to the Owner Trustee under Section 1(a), such amount will be deemed to have been paid to Owner Trustee and then deposited by Owner Trustee with Indenture Trustee. Similarly, for the avoidance of doubt, to the extent that XM deposits the funds referred to in Section 2(c) directly with the Owner Participant, instead of paying the funds to the Owner Trustee under Section 1(a), such amount will be deemed to have been paid to Owner Trustee and then remitted by Owner Trustee to the Owner Participant.

6. Costs and Expenses. In accordance with Article VI of the Participation Agreement, XM shall pay the reasonable fees, costs and expenses (including attorneys’ fees) of the other parties hereto and of the Noteholders incurred in connection with the Offer, the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments incidental hereto, including those referred to in Section 2(e) and Section 4, and the transactions contemplated hereby.

7. Confidentiality and Export Control Laws; Intellectual Property. The parties hereto confirm that all provisions of the XM-4 Transaction Agreements regarding confidentiality and compliance with applicable Export Control Laws, including the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), survive the termination of the XM-4 Transaction Agreements, notwithstanding Section 3. XM is hereby making written request, pursuant to Section 13.01(d) of the Participation Agreement, that the Owner Participant and each of its representatives, consultants and agents reasonably promptly return to XM all Proprietary Information of XM in their possession (subject to any retention requirements pursuant to Applicable Law and the other provisions of Section 13.01(d)).

8. Direction of Owner Trustee; Action as Assignee. The parties hereto acknowledge that pursuant to Section 4.02 of the Trust Agreement the Owner Participant has directed, and the Owner Participant hereby directs, the Owner Trustee to execute, deliver and perform this Agreement, including both the actions being taken on or about the date hereof and the actions (including those referred to in Section 4) to be taken after the date hereof. The parties hereto acknowledge that pursuant to Section 2(b) the Indenture Trustee has assigned, its estate, right, title and interest in and to the Lease, Guarantee Agreement, Bill of Sale, Consent and Agreement, Purchase Agreement, Service Agreement and Telesat Agreement to the Owner Trustee, as provided for in Section 9.3 of the Indenture, and the Owner Trustee hereby agrees and confirms that to the extent such assignment has occurred prior to the actions relating to releases of liens and security interests and terminations of agreements or rights hereunder by the Indenture Trustee, the Owner Trustee is taking (or also taking) such actions.

9. Indenture Trustee Also Acting as Attorney-in-Fact. The parties hereto acknowledge that pursuant to the Noteholder Instruction Letter contained in the Instruction and Letter of Transmittal (as defined in the Offer) the Indenture Trustee has been constituted and appointed the true and lawful agent and attorney-in-fact of certain of the Noteholders (the “Appointing Noteholders”), and in consenting to the termination of (or terminating) and releasing rights under Section 3(b) the Indenture Trustee is acting at the direction of the Appointing Noteholders and also as attorney-in-fact on behalf of the Appointing Noteholders.

10. Limitations of Liability of the Trust Company and the Indenture Trustee.

(a) It is expressly understood and agreed by and between the parties hereto that (i) this Agreement is executed and delivered by the Trust Company not in its individual capacity but solely as Owner Trustee in the exercise of the power and authority conferred on and vested in it as such Owner Trustee, (ii) each of the representations, undertakings and agreements made herein by the Owner Trustee are not personal representations, undertakings and agreements of the Trust Company, but are binding only on the Lessor’s Estate and the Owner Trustee, as trustee, and (iii) except as expressly set forth herein or in the Operative Documents or the XM Agreements, nothing herein contained shall be construed as creating any liability of the Trust Company, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of, the Trust Company, all such liability, if any, being expressly waived by the other parties hereto, and by any Person claiming by, through or under them.

(b) It is expressly understood and agreed by and between the parties hereto that (i) this Agreement is executed and delivered by the Indenture Trustee not in its individual capacity but solely in its capacity as trustee as provided in the Indenture in the exercise of the power and authority conferred on and vested in it as such trustee, (ii) each of the representations, undertakings and agreements made herein by the Indenture Trustee are not personal representations, undertakings and agreements of the Indenture Trustee, but are binding only on the Indenture Estate and the Indenture Trustee, as trustee, and (iii) except as expressly set forth herein or in the Operative Documents or the XM Agreements, nothing herein contained shall be construed as creating any liability of the Indenture Trustee, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of, the Indenture Trustee, all such liability, if any, being expressly waived by the other parties hereto, and by any Person claiming by, through or under them.

11. Amendments. This Agreement may not be amended, waived or terminated without the written consent of the parties hereto.

12. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or email of an executed counterpart of a signature page to this Agreement and any other agreement to be delivered in connection herewith shall be effective as delivery of an original executed counterpart of this Agreement and such other agreement.

14. Governing Law.

(a) This Agreement has been delivered in, and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(b) Each party hereto hereby irrevocably agrees, accepts and submits itself to the non-exclusive jurisdiction of the courts of the State of New York in the city and county of New York and of the United States District Court for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement.

(c) Each party hereto hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforementioned courts in any such suit, action or proceeding, which service may be made by mailing copies thereof by registered or certified mail, postage prepaid, at the address set forth in Schedule I or II of the Participation Agreement, as applicable, or at such other address as such party has specified in a notice in accordance with Section 13.03 of the Participation Agreement (the parties agree that such service will become effective five (5) Business Days after such mailing). Each party hereto hereby agrees that service upon it, or any of its agents, in each case in accordance with this Section, shall constitute valid and effective personal service upon such party, and each party hereto hereby agrees that the failure of any of its agents to give any notice of such service to any such party shall not impair or affect in any way the validity of such service on such party or any judgment rendered in any action or proceeding based thereon. Nothing herein shall affect the right of any party to service of process in any other manner permitted by Applicable Law or to commence legal proceedings or to proceed against any other party in any jurisdiction other than that specified above.

(d) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any of the above-named courts or from any legal process therein, with respect to itself or its property, such party hereby irrevocably waives, to the extent permitted by Applicable Law, such immunity, and each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, (i) the defense of sovereign immunity, (ii) that it or any of its property is immune from the above described legal process or (iii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

(e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15. Entire Agreement. Each party hereto acknowledges that this Agreement together with the relevant provisions of the XM-4 Transaction Agreements constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, provided, however, this provision does not affect the termination of the XM-4 Transaction Agreements described in Section 3 above. There have been no other representations, warranties, agreements or understandings between the parties with respect to the subject matter hereof, other than as set forth in this Agreement and the relevant provisions of the XM-4 Transaction Agreements.

16. Captions. Captions to the paragraphs of this Agreement are solely for the convenience of the parties hereto, are not part of this Agreement, and shall not be used for the interpretation of, or determination of the validity of, this Agreement or any of its provisions.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Termination Agreement to be duly executed by their respective authorized officers on the date first above written.

XM SATELLITE RADIO INC.

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

XM EQUIPMENT LEASING LLC

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

XM RADIO INC.

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

Signature Page to Bill of Sale and Termination Agreement

XM 1500 ECKINGTON LLC

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

XM INVESTMENT LLC

By:	/s/ Gary M. Parsons
Name:	Gary M. Parsons
Title:	Chairman

SATELLITE LEASING (702-4), LLC

By:	/s/ Gaurav Seth
Name:	Gaurav Seth
Title:	Authorized Signatory

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Owner Trustee

By:	/s/ Scott Rosevear
Name:	Scott Rosevear
Title:	Vice President

Signature Page to Bill of Sale and Termination Agreement

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely in its capacity as Indenture Trustee and as attorney-in-fact for the Appointing Noteholders

By:	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President

SATELLITE LEASING TRUST (702-4), LLT

By:	WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Owner Trustee

By:	/s/ Scott Rosevear
Name:	Scott Rosevear
Title:	Vice President

Signature Page to Bill of Sale and Termination Agreement

ANNEX 1

XM-4 TRANSACTION AGREEMENTS

Agreements that can be terminated by the parties hereto

Lease (parties are XM and Owner Trustee)

Purchase Agreement (parties are Holdings and Owner Trustee)

Service Agreement (parties are XM, Holdings and Owner Trustee)

Security Agreement (parties are XM, Holdings and Owner Trustee)

Consent and Agreement (parties are XM, Holdings, Owner Trustee and Indenture Trustee)

Equity Wrap Agreement (parties are XM 1500 Eckington LLC, XM Investment LLC and Owner Participant)

Competitor List side letter dated as of February 13, 2007, by and among XM, Holdings and the Owner Participant

Competitor OP side letter dated as of February 13, 2007, by and among the Owner Participant, Holdings and XM

Technical Information Side Letter (parties are XM, Holdings, OP, Owner Trustee and Indenture Trustee)

Agreed Methodology Side Letter (parties are XM, Holdings, OP, Owner Trustee and Indenture Trustee)

Deed of Trust, Security Agreement and Fixture Filing effective as of February 13, 2007 by XM 1500 Eckington LLC to the trustee named therein for the benefit of the Owner Participant

Deed of Trust, Security Agreement and Fixture Filing effective as of February 13, 2007 by XM Investment LLC to the trustee named therein for the benefit of the Owner Participant

Assignment of Leases and Rents effective as of February 13, 2007 by XM 1500 Eckington LLC to the Owner Participant

Assignment of Leases and Rents effective as of February 13, 2007 by XM Investment LLC to the Owner Participant

Restricted Account Agreement (Access Restricted Immediately) dated February 8, 2007 among XM 1500 Eckington LLC, the Owner Participant and Wells Fargo Bank

Restricted Account Agreement dated February 8, 2007 among XM Investment LLC, the Owner Participant and Wells Fargo Bank

Environmental Indemnity Agreement dated as of February 13, 2007 by XM 1500 Eckington LLC and Holdings in favor of the Owner Participant

Environmental Indemnity Agreement dated as of February 13, 2007 by XM Investment LLC and Holdings in favor of the Owner Participant

Subordination, Non-Disturbance and Attornment Agreement effective as of February 13, 2007 by XM 1500 Eckington, XM and Owner Participant

Subordination, Non-Disturbance and Attornment Agreement effective as of February 13, 2007 by XM Investment, XM and Owner Participant

Agreements that may not be able to be terminated by the sole action of the parties hereto

Participation Agreement (parties are XM, Holdings, Owner Participant, Owner Trustee, Indenture Trustee and Noteholders)

Telesat Agreement (parties are XM, Holdings, Owner Trustee and Telesat

Agreements that automatically terminate by their terms

Guaranty Agreement (parties are Holdings, XM Equipment Leasing LLC and XM Radio Inc.) (terminates when all of the Guaranteed Obligations (as defined in the Guaranty Agreement) have been paid in full and are not subject to rescission or return)

Owner Participant Guaranty Agreement (parties are GSFS Investments I Corp., XM, Holdings, Owner Trustee, Indenture Trustee and Noteholders) (terminates when all of the Obligations (as defined in the Owner Participant Guaranty Agreement) have been paid in full and are not subject to rescission or return)

Right of First Offer side letter dated as of February 13, 2007, by and between the Goldman, Sachs & Co. and Holdings (terminates simultaneously with the termination of the Lease)